Exhibit 99.1

               TECHLABS, INC. ANNOUNCES TEN-FOR-ONE FORWARD SPLIT

May 16, 2007 - Jensen Beach, Florida - Techlabs, Inc. (OTC Pinksheets: TELA.PK) today announced today that its Board of Directors has declared a ten-for-one forward stock split of its issued and outstanding common stock. The record date for the forward split will be May 31, 2007 and the anticipated effective date will be June 1, 2007. Techlabs will provide supplemental information as to the new CUSIP number as the effective date of the forward stock split nears.

Techlabs is a developer of emerging businesses. The Company recently reported that it reached an agreement in principle to license the Storm Depot International name logo and related materials from Eline Entertainment Group, Inc. (Pinksheets: EEGI). This agreement represents the development of a business strategy whereby Techlabs, Inc. through a wholly owned subsidiary, will begin to market the Storm Depot concept through a franchise system.

For further information regarding the company, contact Techlabs, Inc. at (267) 350-9210.

This press release contains forward-looking statements, some of which may relate to Techlabs, Inc. and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Techlabs, Inc.'s filings with the Securities and Exchange Commission.